Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the WebMD Health Corp. Amended and Restated 2005 Long-Term Incentive Plan of WebMD Health Corp. (“WebMD”) of our reports dated March 1, 2011, with respect to the consolidated financial statements and schedule of WebMD and the effectiveness of internal control over financial reporting of WebMD included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
March 1, 2011